Filed Pursuant to Rule 433

Registration No. 333-193070

Term Sheet dated March 25, 2015

4.125% Senior Notes due 2020

Issuer:	Ally Financial Inc. (“Ally”)

Expected Ratings:	BB+ / BB+ (S&P/Fitch)

Title of Securities:	4.125% Senior Notes due 2020 (the “Notes”)

Legal Format:	SEC Registered

Trade Date:	March 25, 2015

Settlement Date:	March 30, 2015 (T+3)

Final Maturity Date:	March 30, 2020

Aggregate Principal Amount:	$750,000,000

Gross Proceeds:	$741,660,000

Underwriting Discount:	0.750%

Net Proceeds to Ally before Estimated Expenses:	$736,035,000

Coupon:	4.125%

Issue Price:	98.888%

Benchmark Treasury:	1.375% due February 29, 2020

Benchmark Treasury Yield:	1.414%

Spread to Benchmark Treasury:	296.1 bps

Yield to Maturity:	4.375%

Interest Payment Dates:	Semi-annually, in arrears on March 30 and September 30 of each year, until maturity, commencing September 30, 2015

Optional Redemption:	None

Day Count Convention:	30/360; Unadjusted, Following Business Day convention

Business Days:	New York

CUSIP/ISIN Numbers:	CUSIP: 02005N AZ3
ISIN: US02005NAZ33

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Co-Managers:

BMO Capital Markets Corp.

CIBC World Markets Corp.

Lloyds Securities Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Blaylock Beal Van, LLC

CastleOak Securities, L.P.

Drexel Hamilton, LLC

Lebenthal & Co., LLC

Mischler Financial Group, Inc.

Denominations:	$2,000 x $1,000

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.

Term Sheet dated March 25, 2015

4.625% Senior Notes due 2025

Issuer:	Ally Financial Inc. (“Ally”)

Expected Ratings:	BB+ / BB+ (S&P/Fitch)

Title of Securities:	4.625% Senior Notes due 2025 (the “Notes”)

Legal Format:	SEC Registered

Trade Date:	March 25, 2015

Settlement Date:	March 30, 2015 (T+3)

Final Maturity Date:	March 30, 2025

Aggregate Principal Amount:	$500,000,000

Gross Proceeds:	$490,200,000

Underwriting Discount:	0.950%

Net Proceeds to Ally before Estimated Expenses:	$485,450,000

Coupon:	4.625%

Issue Price:	98.040%

Benchmark Treasury:	2.000% due February 15, 2025

Benchmark Treasury Yield:	1.927%

Spread to Benchmark Treasury:	294.8 bps

Yield to Maturity:	4.875%

Interest Payment Dates:	Semi-annually, in arrears on March 30 and September 30 of each year, until maturity, commencing September 30, 2015

Optional Redemption:	None

Day Count Convention:	30/360; Unadjusted, Following Business Day convention

Business Days:	New York

CUSIP/ISIN Numbers:	CUSIP: 02005N BA7
ISIN: US02005NBA72

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Co-Managers:

BMO Capital Markets Corp.

CIBC World Markets Corp.

Lloyds Securities Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Blaylock Beal Van, LLC

CastleOak Securities, L.P.

Drexel Hamilton, LLC

Lebenthal & Co., LLC

Mischler Financial Group, Inc.

Denominations:	$2,000 x $1,000

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.